EXECUTION COPY

$15,100,000 CREDIT AGREEMENT

dated as of

December 19, 2002

among

REGENERATION TECHNOLOGIES, INC.,

as Borrower,

and

BANK OF AMERICA, N.A.

i

ii

SCHEDULES:

Schedule 1.1(a) — Investments
Schedule 3.06 — Disclosed Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 19, 2002 among Regeneration Technologies, Inc., a Delaware corporation (the “Borrower”) and Bank of America, N.A. (“Bank of America” or the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide a $15,100,000 credit facility for the purposes hereinafter set forth; and

WHEREAS, the Lender has agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01     Defined Terms.

As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition”, by any Person, means the acquisition by such Person of capital stock of or other equity interests in, or all or substantially all of the Property of another Person, or of any line or segment of business or division of a Person, whether or not involving a merger or consolidation with such Person.

“Active Subsidiaries” means collectively, (i) Alabama Tissue Center, Inc., an Alabama corporation and (ii) each of other Subsidiary of the Borrower which shall at any time own assets which constitute more than one percent (1%) of the consolidated total assets of the Borrower and its Subsidiaries

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Bank of America” means Bank of America, N.A.

“Bank of America Control Agreement” means that Collateral Account Notification and Acknowledgment dated as of the date hereof among the Lender, the Borrower and Bank of America in its capacity as securities intermediary.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Regeneration Technologies, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral Account” shall have the meaning assigned to such term in Section 4.01(d)(iii).

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”) and (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 10% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Credit Agreement or (c) compliance by the Lender (or, for purposes of Section 2.11(b), by the Lender’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Credit Agreement.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Lender are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Bank of America Control Agreement and any other account control agreement and such other documents executed and delivered in connection with the attachment and perfection of the Lender’s security interests and liens arising thereunder.

“Commitment” means the commitment of the Lender to make the Loan on the Closing Date in a principal amount equal to the Committed Amount.

“Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including the Loans hereunder), (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of the Borrower and its Subsidiaries, and (c)

without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than the Borrower or any Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Indebtedness as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day; provided, however, that (i) for the fiscal quarter ending December 31, 2002, Consolidated EBITDA for purposes hereof shall be the result obtained by multiplying the actual Consolidated EBITDA for the one fiscal quarter period ending on such date by four, (ii) for the fiscal quarter ending March 31, 2003, Consolidated EBITDA for purposes hereof shall be the result obtained by multiplying the actual Consolidated EBITDA for the two fiscal quarter period ending on such date by two, and (iii) for the fiscal quarter ending June 30, 2003, Consolidated EBITDA for purposes hereof shall be the result obtained by multiplying the actual Consolidated EBITDA for the three fiscal quarter period ending on such date by four-thirds (4/3).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, if any, the Collateral Documents, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Daily Floating LIBOR Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent (0.01%)) appearing each day on Telerate Page 3750 that displays the British Bankers Association Libor Rates for deposits in dollars at approximately 11:00 a.m. (London time) on such day for a term of thirty (30) days. If for any reason such rate is not available, the term “Daily Floating LIBOR Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent (0.01%)) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) on such day for a term of thirty (30) days; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of one percent (0.01%). As to any date on which no such rates are available, the term “Daily Floating LIBOR Rate” shall mean such rate as determined on the next proceeding Business Day when such rate was determinable. If for any reason none of the foregoing rates are available, the term “Daily Floating LIBOR Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1% (0.01%)) at which deposits in dollars for delivery on such day in same day funds in the approximate amount of the Loan for a term of thirty (30) days would be offered by the London branch of Bank of America to major banks in the offshore dollar market at approximately 11:00 A.M. (London, England time) on such day.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries (other than any Debt Issuance permitted by Section 6.1(a), (b), (c), (d), (f), (g) and (h)).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Borrower or any of its Subsidiaries to any Person of (a) shares of its Capital Stock other than (i) any shares of its Capital Stock pursuant to the exercise of options or warrants, (ii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (iii) in the case of Subsidiaries, any shares of its Capital Stock issued to the Borrower or any of its Subsidiaries or (b) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not include (i) any Debt Issuance or (ii) the issuance of Capital Stock of the Borrower to its officers, directors or employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Lender is located.

“Existing Credit Agreements” means, that certain (i) $16.0 million construction loan credit facility made available to the Borrower pursuant to that certain Construction Loan Agreement dated as of April 2, 2001, among the Borrower and Bank of America, N.A. and (ii) $2.8 million term loan credit facility made available to the Borrower pursuant to that certain Business Loan Agreement dated as of March 30, 2000, among the Borrower and Bank of America, N.A.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter between Bank of America, N.A. and the Borrower dated as of November 27, 2002.

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president of finance, treasurer or controller of the Borrower or any officer having substantially the same position for the Borrower.

“Florida Campus Properties” means a collective reference to the Borrower’s real and personal property and fixtures located on the Borrower’s twenty-six acre headquarters site in Alachua County, Florida, including, without limitation, the Borrower’s manufacturing facility, commons building, administration building and operating facility; “Florida Campus Property” means an individual reference to a Florida Campus Property.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements but excluding obligations to provide funding for partnerships and joint ventures) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement between the Lender, or any Affiliate of the Lender.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to similar cash advances (but excluding any premiums, fees and deposits received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or other like obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person under Hedging Agreements, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall exclude Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Lender” means the Bank of America, N.A.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of Telerate (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lender to the Borrower pursuant to this Credit Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Credit Agreement or (c) the legal rights of or benefits available to the Lender under this Credit Agreement.

“Maturity Date” means 364 days following the closing date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Borrower or any of its Subsidiaries in respect of any Equity Issuance or Debt Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary of the Borrower in any Equity Issuance or Debt Issuance.

“Obligations” means, without duplication, all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under the Credit Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including, any interest accruing after the occurrence of a bankruptcy event with respect to the Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code of the United States).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary, provided that (a) the capital stock, other equity interests, Property, line or segment of business or division acquired in such Acquisition relates to a line of business similar to the business that the Borrower or any Subsidiary is engaged in on the Closing Date; (b) in the case of an Acquisition of the capital stock or other equity interests of another Person, (i) the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (ii) such Person shall become a direct or indirect Subsidiary of the Borrower or such Person shall be merged into, or consolidated or combined with, the Borrower or any Subsidiary in a transaction in which the Borrower or such Subsidiary, as the case may be, is the surviving entity; (c) no Event of Default shall exist as of the date of such Acquisition (prior to and after giving effect thereto); (d) if the aggregate consideration for any such Acquisition exceeds $3,000,000, (i) the representations and warranties made by the Borrower herein shall be true and correct in all material respects at and as if made as of the date of such Acquisition (prior to and after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date and (ii) the Borrower shall have delivered to the Lender, not less than 10 days prior to the consummation of such Acquisition, a pro forma certificate from a Financial Officer demonstrating that, upon giving effect to such Acquisition on a pro forma basis, the Borrower shall be in compliance with the financial covenant set forth in Section 6.09 and the aggregate consideration paid by the Borrower for all such Acquisitions occurring after the Closing Date shall not exceed $5,000,000.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to the Lender have been provided or are fully covered by insurance; and

(f)     easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) inventory, raw materials and general intangibles acquired in the ordinary course of business, (d) Investments in notes receivables to employees of the Borrower in the ordinary course of business for reasonable business expenses, not to exceed $150,000 in the aggregate, at any one time outstanding, (f) Permitted Acquisitions, (g) Investments existing on the date hereof and set forth on Schedule 1.1(a), and (i) other Investments not to exceed $500,000, in the aggregate, at any one time outstanding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means any arrangement pursuant to which the Borrower, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (a) which the Borrower has sold or transferred (or is to sell or transfer) to a Person which is not the Borrower or (b) which the Borrower intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by the Borrower to another Person which is not the Borrower in connection with such lease.

“Security Agreement” means the security agreement and assignment of cash collateral account dated as of the Closing Date executed in favor of the Lender by the Borrower, as amended, modified, restated or supplemented from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Credit Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02     Classification of Loans and Borrowings.

For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03     Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04     Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credit

Section 2.01     Commitment.

Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein the Lender agrees to make available to the Borrower on the Closing Date Loans in the aggregate principal amount of FIFTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($15,500,000) (the “Committed Amount”). Amounts repaid on the Loans may not be reborrowed.

Section 2.02     Loans and Borrowings.

(a)     Subject to Section 2.10, (i) each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(b)     With respect to the initial Loans made on the Closing Date and conversions of Loans thereafter pursuant to Section 2.04, at the commencement of each Interest Period for any Eurodollar Borrowing or ABR Borrowing, such Borrowing shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $500,000 in excess thereof. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than an aggregate total of three (3) Eurodollar Borrowings outstanding.

(c)     Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03     Request for Borrowing.

The Borrower shall submit an appropriate Borrowing Request to the Lender not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day prior to the Closing Date, with respect to the portion of the Loan initially consisting of a ABR Loan, or on the third Business Day prior to the Closing Date, with respect to the portion of the Loan initially consisting of one or more Eurodollar Loans. Such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)     that the funding of the Loan is requested;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)     the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04     Interest Elections.

(a)     Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefore, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)     To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(c)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(e)     Notwithstanding anything herein to the contrary, the Lender and the Borrower agree that during the period from the Closing Date to January 2, 2003, the Loans shall bear interest at the Daily Floating LIBOR Rate. Commencing on January 2, 2003, the Loans shall bear interest as the Borrower may request in accordance with this Section 2.

Section 2.05     Termination of Commitments.

The Commitment of the Lender shall terminate on the Closing Date.

Section 2.06     Repayment of Loans; Evidence of Debt.

(a)     The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan and all interest, fees and other amounts payable hereunder on the Maturity Date.

(b)     The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07     Prepayment of Loans.

(a)     Voluntary Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty, subject to Section 2.12 and subject to prior notice in accordance with paragraph (a)(ii) of this Section. The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. (Charlotte, North Carolina time), two Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. (Charlotte, North Carolina time), one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial prepayment of any Borrowing shall be in an amount of at least $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

(b)     Mandatory Prepayments.

(i)     Cash Collateral Account Balance. If at any time, the account balance in the Cash Collateral Account shall be less than 110% of the outstanding principal amount of the Loans, then, within five (5) Business Days after notice thereof from the Lender to the Borrower (i) contribute such additional cash to such Cash Collateral Account in an amount sufficient to eliminate such shortfall or (ii) prepay the Loans and in an amount sufficient to eliminate such shortfall. If at any time the Lender determines that the account balance in the Cash Collateral Account exceeds the amount required to be held therein pursuant to the foregoing sentence, the Lender will, within five (5) Business Days of such determination, return such excess to the Borrower.

(ii)     Debt Issuances. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (iv) below).

(iii)     Equity Issuances. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (iv) below).

(iv)     Sale or Refinancing of Florida Campus Properties. Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds from the sale or refinancing (including, without limitation, pursuant to any Sale and Leaseback Transaction) of any of the Florida Campus Properties, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such sale or refinancing (such payment to be applied as set forth in clause (v) below).

(v)     Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.07(b) shall be applied to the Loans, first to ABR Loans and then to Eurodollar Loans in direct order of Interest Period maturities. Each prepayment of a Borrowing pursuant to this Section 2.07(b) shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

(vi)     Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Loans under Section 2.07(b)(ii), (iii) or (iv), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Lender in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Lender) by and in the sole dominion and control of the Lender. Any amounts so deposited shall be held by the Lender as collateral for the prepayment of such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto.

Section 2.08     Fees.

(a)     The Borrower agrees to pay to the Lender, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Lender, including, without limitation pursuant to the Fee Letter.

(b)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

Section 2.09     Interest.

(a)     The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus .75%.

(b)     The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus 2.00%.

(c)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (following the expiration of any grace period specified in Article VII), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

(d)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefore, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon the Maturity Date.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

(f)     If, following the Closing Date, the Lender shall be required under the regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board), the Borrower shall pay to the Lender, additional interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower by the Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Eurodollar Loan to the remainder obtained by subtracting (i) the LIBO Rate for such Interest Period from (ii) the rate obtained by multiplying LIBO Rate as referred to in clause (i) above by the Statutory Reserve Rate applicable to the Lender for such Interest Period. Such additional interest shall be determined by the Lender and notified to the Borrower not later than five Business Days before the next Interest Payment Date for such Eurodollar Loan, and such additional interest so notified to the Borrower by the Lender shall be payable to the Lender on each Interest Payment Date for such Eurodollar Loan.

Section 2.10     Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)     the Lender reasonably determines (which determination shall be conclusive absent manifest error; provided, that such determination shall be applicable to all similar loan obligations held by Lender) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)     the Lender determines that the LIBO Rate for such Interest Period will not, in its reasonable judgment, adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.11     Increased Costs.

(a)     If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than any reserves included in the Statutory Reserve Rate); or

(ii)     impose on the Lender or the London interbank market any other condition affecting this Credit Agreement or Eurodollar Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)     If the Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Credit Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)     A certificate of a Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the method of calculating such amounts, in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall also certify to Borrower that Lender is seeking compensation from other borrowers on a nondiscriminatory basis, as a result of such Change in Law. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12     Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.07(a) if such notice is revoked in accordance herewith two Business Days or less before the specified effective date), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense (but not loss of profit) attributable to such event. In the case of a Eurodollar Loan, the loss to the Lender attributable to any such event shall be deemed to include an amount reasonably determined by the Lender to be equal to the excess, if any, of (i) the amount of interest that the Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that the Lender would earn on such principal amount for such period if the Lender were to invest such principal amount for such period at the interest rate that would be bid by the Lender (or an affiliate of the Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.13     Taxes.

(a)     Any and all payments by or an account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     The Borrower shall indemnify the Lender, within 10 days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)     The Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its applicable lending office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of the Lender, be otherwise economically disadvantageous to the Lender.

(f)     If the Lender obtains a refund or any Tax for which payment has been made pursuant to this Section 2.13, which refund in the good faith judgment of the Lender (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.13, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 2.13.

(g)     The benefits of this Section 2.13 shall not be available to a Lender that is not a United States Person under Section 7701(a)(30) of the Code. Each Lender shall provide to the Borrower such properly completed W-9 or other appropriate U.S. Treasury forms as the Borrower may reasonably request in order to confirm that no such withholding is required to be made.

Section 2.14     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)     The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees under Section 2.11, 2.12 or 2.13, or otherwise) prior to 12:00 noon (Charlotte, North Carolina time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 100 North Tryon, Charlotte, North Carolina except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)     If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lender that except as set forth on the Disclosure Schedule:

Section 3.01     Organization; Powers.

Each of the Borrower and its Active Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02     Authorization; Enforceability.

The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Credit Agreement and the Security Agreement have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03     Governmental Approvals; No Conflicts.

The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material law or regulation applicable to the Borrower or any of its Subsidiaries or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any material order of any Governmental Authority and (c) except as provided by the Security Agreement, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04     Financial Condition; No Material Adverse Change.

(a)     The Borrower has heretofore furnished to the Lender (i) its consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2001, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) its consolidated balance sheet and statements of operations and cash flows as of and for the fiscal quarter ended September 30, 2002, signed by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)     Since December 31, 2001, there has been no material adverse change in the business, assets, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole, other than as disclosed in the Borrower’s quarterly report on Form 10-Q for its fiscal quarter ending on September 30, 2002 as filed with the SEC prior to the date hereof.

Section 3.05     Properties.

(a)     Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)     Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06     Litigation and Environmental Matters.

(a)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Credit Agreement or the Transactions.

(b)     Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)     Since the date of this Credit Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 3.07     Compliance with Laws and Agreements.

Each of the Borrower and its Active Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08     Investment and Holding Company Status.

Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.09     Taxes.

Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (taking into account any extensions granted by the applicable taxing authority) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10     ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11     Disclosure.

The Borrower has disclosed (which disclosure includes all filings by the Borrower pursuant to the Securities Exchange Act of 1934) to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Lender for use specifically in connection with the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12     Federal Regulations.

No part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U.

Section 3.13     Purpose of Loans.

The proceeds of the Loans shall be used to refinance the Existing Credit Agreements.

ARTICLE IV

Conditions

Section 4.01     Closing Conditions.

This Credit Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)     Executed Credit Documents. Receipt by the Lender of duly executed copies of (i) this Credit Agreement, (ii) the Collateral Documents, (iii) Fee Letter and (iv) all other Credit Documents.

(b)     Corporate Documents. Receipt by the Lender of the following:

(i)     Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of the Borrower certified  to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(ii)     Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii)     Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv)     Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)     Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c)     Opinions of Counsel. The Lender shall have received, dated as of the Closing Date, a legal opinion of Fulbright & Jaworski, L.L.P. in form and substance reasonably satisfactory to the Lender.

(d)     Collateral. The Lender shall have received:

(i)     duly executed consents and/or account control agreements as are necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral; and

(ii)     evidence that the Borrower shall have deposited into a cash collateral account (the “Cash Collateral Account”) maintained with the Lender, on terms and conditions satisfactory in all respect to the Lender, such that, immediately after giving effect to the Transactions hereunder (including without limitation the Loans hereunder), the account balance in the Cash Collateral Account shall be at least 110% of the Loans.

(e)     Consent. Receipt by the Lender of evidence that all governmental, shareholder and material third party consents and approvals necessary or desirable in connection with the financings and other transactions contemplated hereby, and no law or regulation shall be applicable which in the judgment of the Lender could reasonably be likely to have such effect.

(f)     Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(g)     Officer’s Certificates. The Lender shall have received a certificate or certificates executed by a Financial Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Lender, stating that all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and as of the Closing Date.

(h)     Termination of Existing Credit Agreements. All existing Indebtedness for borrowed money of the Borrower and its Subsidiaries under the Existing Credit Agreements, shall have been repaid in full and terminated and evidence that all liens and mortgages on the Florida Campus Properties have been or shall immediately thereafter be released.

(i)     Fees and Expenses. Payment by the Borrower of all fees and expenses owed by them to the Lender, including, without limitation, payment to the Lender of the fees set forth in the Fee Letter.

(j)     Other. Receipt by the Lender of such other documents, instruments, agreements or information as reasonably requested by the Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrower and its Subsidiaries.

Section 4.02     Each Credit Event.

The obligations of the Lender to make, convert or extend any Loan (including the initial Loans but excluding (i) any conversion of a Eurodollar Loan to an ABR Loan or (ii) any extension of a Eurodollar Loan as, or a conversion of an ABR Loan into, a Eurodollar Loan for an Interest Period of one month) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 4.01:

(a)     The representations and warranties of the Borrower set forth in this Credit Agreement shall be true and correct in all material respects on and as of the date of such Borrowing.

(b)     At the time of and immediately after giving effect to such Borrowing, no Event of Default shall have occurred and be continuing.

Each Borrowing (including the initial Loans but excluding (i) any conversion of a Eurodollar Loan to an ABR Loan or (ii) any extension of a Eurodollar Loan as, or a conversion of an ABR Loan into, a Eurodollar Loan for an Interest Period of one month) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 5.01     Financial Statements and Other Information.

The Borrower will furnish to the Lender:

(a)     within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (the Lenders agree that the Borrower’s obligations under this paragraph (a) will be satisfied in respect of any fiscal year by delivery to the Lender, within 100 days after the end of such fiscal year of its annual report for such fiscal year on Form 10-K as filed with the SEC);

(b)     within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments (the Lender agrees that the Borrower’s obligations under this paragraph (b) will be satisfied in respect of any fiscal quarter by delivering to the Lender, within 55 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC);

(c)     concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)     promptly after the same become publicly available or upon transmission or receipt thereof, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided that, with respect to materials filed with any national securities exchange, only material filings shall be required to be delivered pursuant to this clause (e); and

(e)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Credit Agreement, as the Lender may reasonably request, provided that in no event shall the Borrower or any Subsidiary be obligated to provide to the Lender any trade secrets or similar information.

Section 5.02     Notices of Material Events.

The Borrower will furnish to the Lender prompt written notice of, but in any event not later than five Business Days after, the following:

(a)     obtaining actual knowledge of the occurrence of any Default;

(b)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)     obtaining actual knowledge of the non-compliance or potential non-compliance with any contractual obligation or requirement of law that is not currently being contested in good faith by appropriate proceedings if all such non-compliance in the aggregate could reasonably be expected to have a Material Adverse Effect;

(e)     obtaining actual knowledge of the revocation of any license, permit, authorization, certificate, qualification or accreditation of the Borrower or any Subsidiary by any Governmental Authority if all such revocations in the aggregate could reasonably be expected to have a Material Adverse Effect; and

(f)     obtaining actual knowledge of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03     Existence; Conduct of Business.

The Borrower will, and will cause each of its Active Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or stock or asset sale permitted under Section 6.04.

Section 5.04     Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05     Maintenance of Properties; Insurance.

The Borrower will, and will cause each of its Active Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

Section 5.06     Books and Records; Inspection Rights.

The Borrower will, and will cause each of its Active Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Active Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07     Compliance with Laws.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08     Use of Proceeds.

The proceeds of the Loans will be used for the purposes described in Section 3.13. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE VI

Negative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 6.01     Indebtedness.

The Borrower will not, and will not permit any Subsidiary to, create, incur, create, assume or permit to exist any other Indebtedness or liability on account of borrowed money, represented by any notes, bonds, debentures or similar obligations, or on account of the deferred purchase price of any property, or any other deposits, advance or progress payments under contracts, except:

(a)     Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b)     Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)     Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capital Lease Obligations or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d)     Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(e)     Indebtedness secured by Liens to the extent permitted under Section 6.02(d);

(f)      obligations of the Borrower or any of its Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(g)     Indebtedness incurred for working capital purposes; provided, such Indebtedness shall not exceed $15,000,000 in the aggregate at any time;

(h)     Indebtedness owed to Medtronic, Inc. in an amount not to exceed $13,000,000; and

(i)     other unsecured Indebtedness of the Borrower and its Subsidiaries; provided that such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising or existing under this Credit Agreement and the other Credit Documents.

Section 6.02     Liens.

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Permitted Encumbrances;

(b)     any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)     any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)     Liens securing Indebtedness permitted by Section 6.01(c), (f), (g) and (h); and

(e)     Liens not otherwise permitted under this Section securing obligations in an aggregate amount not exceeding at any time $1,000,000 as at the end of the immediately preceding fiscal quarter of the Borrower.

Section 6.03     Investments.

The Borrower will not make Investments in or to any Person, except for Permitted Investments.

Section 6.04     Fundamental Changes.

The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person, including any Affiliate, may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of the assets or stock of any Subsidiary if, in each case, the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender and (v) the Borrower and its Subsidiaries may sell immaterial businesses, including Subsidiaries, in the ordinary course of business.

Section 6.05     Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates or (c) as otherwise permitted by this Credit Agreement.

Section 6.06     Business Activity.

The Borrower will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.

Section 6.07     Restricted Payments.

The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of capital stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) and ratably to minority shareholders and (c) other distributions in respect of the capital stock of such Person or the redemption, retirement, purchase or other acquisition of the capital stock of such Person (or any warrant, option or other rights with respect to any shares of capital stock (now or hereafter outstanding) of such Person) if no Default has occurred and is continuing or would result from such action.

Section 6.08     Consolidated Leverage Ratio.

Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter to be greater than (i) for the fiscal quarter ending December 31, 2002, 3.0 to 1.0 and (ii) for the fiscal quarter ending March 31, 2003 and each fiscal quarter ending thereafter, 2.5:1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Credit Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Credit Agreement or the Security Agreement or any amendments or modifications thereof, or in any report, certificate, financial statement or other document furnished pursuant to this Credit Agreement or the Security Agreement or any amendments or modifications thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement or the Security Agreement (other than those specified in clause (a), (b) or (d) of this Article), and if such failure is curable, such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Active Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Active Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)     the Borrower or any Active Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Active Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)     the Borrower or any Active Subsidiary shall admit in writing or fail generally to pay its debts as they become due;

(i)     one or more judgments or decrees shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof that involves in the aggregate a liability (not paid or fully covered by insurance) of $500,000 or more;

(j)     an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k)     a Change in Control of the Borrower shall occur;

(l)     any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Credit Document; or the Borrower denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(m)     the Borrower or any Subsidiary (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any contractual obligation if such failure has had a Material Adverse Effect, or (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) (beyond the applicable grace period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

Miscellaneous

Section 8.01     Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to the Borrower:

Regeneration Technologies, Inc.
One Innovation Drive
Alachua, FL 32615
Attn: Chief Financial Officer
Telephone: 386-418-8888
Telecopy: 386-418-3608

if to the Lender (for notices regarding borrowings, payments, conversions, fees, interest, and other administrative matters):

Bank of America, N. A.
1850 Gateway Blvd.
Location Code: CA4-706-05-11
Concord, CA 94520-3282
Attention: Gloria Myers
Telephone: (925) 675-7853
Telecopy: (888) 969-9237

if to the Lender for all other notices (including with respect to Defaults and Events of Default, amendments, waivers and modifications of the Credit Documents, assignments):

Bank of America, N. A.
Location Code: NC1-007-1711
100 North Tryon, 17th Floor
Charlotte, North Carolina 28255
Attention: Phil Durand
Telephone: (704) 386-4955
Telecopy: (704) 288-6002

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 8.02     Waivers; Amendments.

(a)     No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Credit Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)     Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 8.03     Expenses; Indemnity; Damage Waiver.

(a)     The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Lender, including the fees and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Credit Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b)     The Borrower shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)     All amounts due under this Section shall be payable promptly after written demand therefor.

Section 8.04     Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Credit Agreement is outstanding and unpaid. The provisions of Sections 2.11, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 8.05     Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Lender and the Borrower and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Credit Agreement by Facsimile shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 8.06     Severability.

Any provision of this Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.07     Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) and including, without limitation, the Collateral Account, at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Credit Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Credit Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 8.08     Governing Law; Jurisdiction; Consent to Service of Process.

(a)     This Credit Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 8.09     WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10     Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 8.11     Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent, and only to the extent, required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Person required to disclose such information shall take reasonable efforts (at Borrower’s expense) to ensure that any Information so disclosed shall be afforded confidential treatment, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower who is not, to the knowledge of the Lender, under an obligation of confidentiality to Borrower with respect to such Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written

BORROWER:	REGENERATION TECHNOLOGIES, INC., a Delaware corporation
	By:	/s/ Brian K. Hutchison

	Name:	Brian K. Hutchison
	Title:	Chairman, President and Chief Executive Officer

LENDER:	BANK OF AMERICA, N.A.
	By:	/s/ Philip S. Durand

	Name:	Philip S. Durand
	Title:	Managing Director